Exhibit 10.1

STOCK PURCHASE AGREEMENT

Dated as of

August 30, 2017

by and between

AERLINE HOLDINGS INC.

as Seller

and

BALTIA AIR LINES, INC.

(d/b/a US GLOBAL AIRWAYS)

as Buyer

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is dated as of August 30, 2017 (the "Agreement Date"), by and between AerLine Holdings Inc., a Delaware corporation having an office at 121 Alhambra Plaza, Suite 1700, Coral Gables, Florida 33134 ("Seller"), and Baltia Air Lines, Inc. (d/b/a US Global Airways), a New York corporation having an office at Hangar G, 169 NY-17K, Suite U-14, Newburgh, New York 12550 ("Buyer").

WITNESSETH

WHEREAS, Seller is the sole shareholder of Songbird Airways, Inc., a California corporation which is engaged in the business of providing general passenger charter flight services ("Songbird");

WHEREAS, Seller would like to sell Songbird and Buyer would like to buy Songbird in accordance with and subject to the terms of this Agreement, pursuant to which Buyer would acquire 100% of the outstanding and issued shares (the "Shares") of Songbird (the "Transaction"); and

WHEREAS, Seller and Buyer have determined that it is in their respective best interests to consummate the Transaction and in furtherance thereof, have approved this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I         DEFINITIONS

1.1          Defined Terms. As used herein, the terms below shall have the following respective meanings:

''Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" shall mean this stock purchase agreement (together with all schedules and exhibits referenced herein).

"Agreement Date" shall have the meaning ascribed to such term in the preamble.

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“Aircraft” shall mean one B737-400 aircraft bearing manufacturer serial number 25417 (as further described in the Aircraft Lease Agreement).

“Aircraft Lease Agreement” shall mean that certain Aircraft Lease Agreement executed by and between AerSale 25417 LLC as lessor and Songbird as lessee in respect of the Aircraft, to govern the period from and after Closing, and as attached hereto as Exhibit 1.

"Ancillary Instruments" means all schedules, exhibits, certificates, agreements, documents or statements delivered pursuant to this Agreement;

“Assets” shall mean certain items of personal property owned by Songbird as listed on the Schedule of Assets.

"Books and Records" shall mean all files, documents, instruments, papers, books and records relating to Songbird, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

"Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday on which banking institutions in Miami, Florida are authorized or obligated by law or executive order to close.

"Buyer" shall have the meaning ascribed to such term in the preamble.

"Claims" shall mean any rights, demands, claims, actions and causes of action that any Person may have against Seller or any relevant third party, including any Governmental Unit, except for any and all of the foregoing (i) relating to the period prior to Seller’s acquisition of Songbird or (ii) created by or through Buyer.

"Closing" shall have the meaning ascribed to such term in Section 3.1.

“Closing Date” shall mean the date on which the Closing shall actually occur.

"Consent" shall mean any approval, consent, notification, permission, waiver or authorization.

"Contract" shall mean any lease, license, agreement, contract, contract right, purchase order, obligation, trust, instrument and other similar arrangements, whether or not in written form, used or held for use or related to Songbird that is binding upon a Person or its property; provided, however, that "Contracts" shall not include any Governmental Authorization.

"Copyrights" shall have the meaning ascribed to it in the definition of the term Intellectual Property.

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“Deposits” shall mean those dollar amounts deposited by Songbird with third parties, such as airports, Governmental Units, vendors, or other parties.

"Disclosure Schedule" shall have the meaning ascribed to such term in the opening paragraph of Article IV.

"DOT" means the United States Department of Transportation.

"Effective Time" shall have the meaning ascribed to such term in Section 3.1.

"Escrow Agent" means McAfee & Taft, a law firm located in Oklahoma City, OK.

"Escrow Agreement" means that certain agreement between Escrow Agent, Buyer, and Seller dated as of July 7, 2017, as may be amended from time to time, which provides for the collection and disbursement of funds to facilitate the transaction contemplated by this Agreement, and which is incorporated herein by reference.

"FAA" shall mean the Federal Aviation Administration.

"GAAP" shall mean United States generally accepted accounting principles.

"Governmental Authorization" means any approval, consent, license, permit, Order, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Unit or pursuant to any applicable Law, including the lapse of any waiting period thereunder.

"Governmental Unit" shall mean any (i) federal, state, local, municipal, foreign or other government; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court, arbitrator or other tribunal); or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

"Intellectual Property" shall mean all intellectual property rights owned or licensed by Songbird in connection with Songbird and arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations in part, or reissues of patent applications and patents issuing thereon (collectively, "Patents"), (ii) know how, manufacturing and production processes and techniques, (iii) license rights with respect to Intellectual Property; (iv) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, all applications, registrations and renewals thereof, and material unregistered trademarks (collectively, "Trademarks"), (v) copyrights and registrations and applications therefor, works of authorship, and mask work rights and, material unregistered copyrights, in each case used primarily in connection with Songbird, (collectively, "Copyrights"), (vi) all Software and Technology of Songbird used in connection with Songbird and (vii) all Websites and all Content contained therein.

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"Intellectual Property Licenses" shall mean all licenses or other agreements pursuant to which Songbird has licensed the right to use any Intellectual Property or pursuant to which it has licensed to another Person the right to use any Intellectual Property owned or licensed by Songbird.

"Knowledge" with respect to any individual, shall mean the actual knowledge of such individual.

"Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, principle of common law, judgment enacted, promulgated, issued, enforced or entered by any Governmental Unit, or other requirement or rule of law.

"Liabilities" shall mean, as to any Person, all debts, adverse claims, liabilities, commitments, responsibilities, and obligations of any kind or nature whatsoever, direct, indirect, absolute or contingent, of such Person, whether accrued, vested or otherwise, whether known or unknown, and whether or not actually reflected, or required to be reflected, in such Person's balance sheets or other books and records.

"Lien" shall mean any claim, pledge, option, charge, hypothecation, easement, security interest, right-of-way, encroachment, mortgage, and deed of trust or other encumbrance, except for any and all of the foregoing (i) relating to the period prior to Seller’s acquisition of Songbird or (ii) created by or through Buyer.

“Material Contract” shall mean a contract to be entered into by Songbird after the Agreement Date with expected payments by Songbird calculated to be in excess of $100,000.

"Notices" shall have the meaning ascribed to such term in Section 10.4.

"Operating Certificates" shall mean Songbird's DOT certificate of public convenience and necessity and FAA operating certificate.

"Order" shall mean any judgment, order, injunction, writ, ruling, verdict, decree, stipulation or award of any Governmental Unit or private arbitration tribunal.

"Patents" shall have the meaning ascribed to it in the definition of the term Intellectual Property.

"Permits" shall mean all licenses, permits, franchises and other authorizations of any Governmental Unit relating to the operation of Songbird and all pending applications therefor.

"Permitted Liens" shall mean (i) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith; and (ii) zoning, entitlement and other land use and environmental regulations or designations by any Governmental Unit provided that such regulations or designations have not been violated, which in each case do not materially interfere with the operation of Songbird.

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"Person" shall mean an individual, partnership, joint venture, corporation, business trust, limited liability company, trust, unincorporated organization, joint stock company, labor union, estate, Governmental Unit or other entity.

"Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Unit or arbitrator.

"Purchase Deposit" means the sum of One Million dollars ($1,000,000), which has been transferred to the Escrow Agent by or on behalf of Buyer, and will be transferred by the Escrow Agent to Seller upon execution of this Agreement, in accordance with the written direction of Seller and Buyer to the Escrow Agent and with the terms of this Agreement.

"Purchase Price" shall have the meaning ascribed to such term in Section 2.2.

"Representative" shall mean, with respect to any Person, such Person's officers, directors, employees, agents and representatives (including any investment banker, financial advisor, accountant, legal counsel, agent, representative or expert retained by or acting on behalf of such Person or its Subsidiaries).

"Seller" shall have the meaning ascribed to such term in the preamble.

"Shares" shall have the meaning ascribed to such terms in the recitals.

"Software" means, except to the extent generally available for purchase from a third Person, any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

"Songbird" shall have the meaning ascribed to such term in the Recitals.

"Tax" or "Taxes" shall mean any current, deferred, federal, state, county, local, foreign and other taxes, assessments, duties or charges of any kind whatsoever, including, without limitation, income, profits, gains, net worth, sales and use, ad valorem, gross receipts, Songbird and occupation, license, minimum, alternative minimum, environmental, estimated, stamp, custom duties, occupation, property (real or personal), franchise, capital stock, license, excise, value added, payroll, employees, income withholding, social security, unemployment or other tax, together with any penalty, addition to tax or interest on the foregoing.

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"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Technology" means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used or useful in Songbird, other than any in the form of Software.

"Trademarks" shall have the meaning ascribed to such term in the definition of Intellectual Property. Without limitation, such "Trademarks" include the designations "Songbird" and all variants thereof and composite marks formed therefrom.

"Transaction" shall have the meaning set forth in the Recitals.

"Transfer Tax" or "Transfer Taxes" shall mean any federal, state, county, local, foreign and other sales, excise, use, transfer, conveyance, documentary transfer, recording or other similar Tax, fee or charge imposed upon the sale, transfer or assignment of shares or property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto, but such term shall not include any Tax on, based upon or measured by, the net income, gains or profits from such sale, transfer or assignment of the shares or property or any interest therein.

"Website" shall mean (i) all websites owned or controlled by Songbird, and all Content and pages contained within each of those websites, hosted anywhere in the world, and (ii) all website user information and data collected by Songbird, including email addresses and domain names, website logs, clickstream data and cookies, but, in each case, excluding freely available graphic or text content, such as clip art or graphic images licensed from commercial media vendors. For each Website, the Content and pages shall include all computer files and documentation for the current version of the Website and all archived Content and pages in Songbird's possession or control. As used herein, the term "Content" means any literary, audio, video, and other information, including editorial content, data, animation, graphics, photographs and artwork, and combinations of any or all of the foregoing, in any tangible or digital formats.

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1.2          Other Definitional Provisions.

(a)          The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(b)          The meanings given to terms defined herein shall be equally applicable to both singular and plural forms of such terms.

(c)          Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

(d)          Words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)          A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

(f)          A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)          All references to "$" and dollars shall be deemed to refer to the currency of the United States of America.

(h)          All references to any financial or accounting terms shall be defined in accordance with GAAP except as otherwise specifically defined herein.

ARTICLE II       PURCHASE AND SALE OF SHARES AND CERTAIN OWNED ASSETS

2.1          Purchase and Sale of the Shares. Upon and subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey and deliver the Shares and, accordingly, certain owned Assets as listed in the Schedule of Assets to Buyer, free and clear of all Liens, and Buyer shall purchase the Shares and such certain owned Assets from Seller by causing the Purchase Price (as defined below) to be transferred to Seller and pursuant to the other closing requirements herein.

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2.2          Purchase Price; Purchase Deposit. The consideration payable for purchase of the Shares is Six Million Five Hundred Thousand dollars ($6,500,000), plus an amount equal to the sum of the Deposits (together, the "Purchase Price"). Immediately prior to Closing, Buyer will transfer to the Escrow Agent the remaining balance of funds, which, together with the Purchase Deposit, will be sufficient to fully pay the Purchase Price to Seller. Seller and Buyer acknowledge that the Purchase Deposit has been paid into escrow with the Escrow Agent, and that it is non-refundable and payable to Seller in all circumstances other than those specified in Section 8.1, and immediately upon execution of this Agreement, Seller and Buyer shall instruct Escrow Agent in writing to release the Purchase Deposit to Seller by wire transfer as specified in Section 2.3 below.

2.3          Payments; Seller’s Bank Account Details. All amounts payable by or on behalf of Buyer under this Agreement shall be paid on the due date for payment by remittance in dollars in same day immediately available funds in full, without any set-off or counterclaim whatsoever and free and clear of any deductions and withholdings. Payments to Seller shall be paid to the bank account of Seller at:

Account Name: AERLINE HOLDINGS INC.

Account Number: [                                 ]

Routing Number: [                                 ]

Bank Name: [                                 ]

2.4          Additional Amounts: Buyer shall also pay Seller on or before the Closing Date, such pro rated amounts in respect of payroll payments of Songbird, and similar payments relating to Songbird, prorated with reference to the Closing Date and the Effective Time. Any current guaranty provided by either Seller or AerSale, Inc. in favor of a third party vendor (or otherwise), and in respect of the obligations of Songbird, shall terminate with effect from the Effective Time. Seller (or AerSale, Inc., as the case may be) shall notify the relevant third party vendors of such guaranty termination. Buyer shall make its own arrangements with such third party vendors, and shall pay promptly any demand under any such guaranty that relates to a Songbird obligation arising after the Effective Time, and shall indemnify Seller (or AerSale, Inc., as the case may be) for any costs arising post Effective Time in respect thereof.

2.5          Tax Gross-up. All payments to be made by Buyer to Seller shall be made free and clear of and without deduction for or on account of Transfer Tax unless Buyer is required to make such a payment subject to any deduction or withholding for or on account of Transfer Tax, in which case the sum payable by Buyer (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Seller receives a sum net of any deduction or withholding equal to the sum which it would have received had no such deduction or withholding been made or required to be made. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

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ARTICLE III      CLOSING AND PURCHASE PRICE

3.1          Closing. Unless this Agreement shall have been terminated or the transactions herein contemplated shall have been abandoned pursuant to Article VIII hereof, the closing of the transactions contemplated herein (the "Closing") shall take place at noon (eastern daylight time) on October 15, 2017 (the "Scheduled Closing Date"), and in all events on or before noon (eastern daylight time) on October 31, 2017, the final deadline for Closing (unless another time or date is agreed to in writing by the parties). The Closing shall be held at the offices of Seller, or at such other location as may be mutually agreed in writing by the parties. The Closing shall be deemed effective as of 12:01 a.m. (eastern daylight time) on the Closing Date (the "Effective Time").

3.2          Closing Deliveries.

(a)          At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

i.          an executed stock certificate of Songbird with respect to the Shares;

ii.         a certificate from Seller dated as of the date of the Closing, certifying that the conditions specified in Section 7.1 have been satisfied and fulfilled;

iii.        the Aircraft Lease Agreement;

iv.        a copy of the resolutions adopted by the members of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary or other authorized Person of Seller as of the Closing Date;

(b)          At the Closing, Buyer shall deliver, or shall cause to be delivered, to Seller the following:

i.          the balance of the Purchase Price, plus such other amounts due and payable to Seller on or before the Closing;

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ii.         a certificate of Buyer, dated as of the Closing Date, signed by a duly authorized officer of Buyer, certifying that conditions specified in Section 7.2(a) hereof have been fulfilled;

iii.        a copy of the resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary or other authorized Person of Buyer as of the Closing Date;

iv.        such other closing instruments and certificates as may be reasonably requested by Seller, in form and substance reasonably acceptable to Seller, to give effect to the Transaction.

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in any Disclosure Schedule delivered to Buyer on the date hereof (the "Disclosure Schedule"), Seller hereby represents and warrants to Buyer on the Agreement Date and on the Closing Date as follows (any Disclosure Schedule to be arranged in paragraphs corresponding to the section numbers contained in this Article IV, but, regardless of the existence of cross-references or the lack thereof, the disclosure in any paragraph shall only qualify as disclosure for any other section of this Article IV if such disclosure contains sufficient information so that it is readily and reasonably determinable and apparent that such disclosure qualifies or otherwise applies to other sections of this Article IV):

4.1          Authority. Seller has the requisite power and authority to execute and deliver this Agreement and the Ancillary Instruments to which it is, or at the Closing will be, a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

4.2          Title to Shares; Songbird's Assets.

(a)          At Closing, (i) the Shares of Songbird transferred to Buyer pursuant to this Agreement will be free and clear of all Liens and Claims, and that Songbird will be debt-free and cash-free, (ii) except as may be the case in respect of the period prior to when Seller acquired the Shares (and noting the confirmation order issued by the bankruptcy court as having extinguished and discharged any and all of the following instruments, agreements and understandings as may have arisen during such prior period), there will be no (w) outstanding securities convertible or exchangeable into shares of capital stock or equity interests of Songbird; (x) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating Songbird to issue, transfer, repurchase, redeem, acquire or sell any shares of its capital stock or other equity securities; (y) voting trusts or other agreements or understandings to which Songbird is a party or by which Songbird is bound with respect to the voting, transfer or other disposition of its shares of capital stock or other equity securities; or (z) outstanding or authorized equity appreciation, phantom equity or similar rights with respect to Songbird, and (iii) no registration rights will be outstanding with respect to Songbird's securities. Buyer acknowledges that the Shares will not be issued pursuant to any securities registration or offering and Seller makes no representations, warranties, or covenants with respect to any federal or state securities laws.

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(b)          Seller has good and valid title to all assets and properties of Songbird owned as of the Agreement Date (including the Shares, Operating Certificates, Intellectual Property and Books and Records), free and clear of all Liens and Claims (other than Liens that will be released and discharged as of, and that will not be enforceable from and after, the Closing) and, as of the Closing Date, such assets and properties will vest with Buyer, free and clear of all Liens and Claims.

4.3          No Insolvency. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting Songbird or any of its assets or properties is pending or, to the knowledge of Seller after due enquiry, threatened.

4.4          No Undisclosed Liabilities. To the knowledge of Seller after due enquiry, and except as otherwise disclosed in this Agreement or separately to Buyer, Songbird does not have any debts, liabilities, or obligations of any kind or character whatsoever, whether accrued, absolute, contingent, matured, or not matured, and whether or not of a character as would be required to be reflected in a balance sheet of Songbird or Seller prepared in accordance with GAAP.

ARTICLE V       REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1          Organization and Good Standing; Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer has the requisite corporate power and authority to enter into this Agreement and the Ancillary Instruments to which it is, or at the Closing will be, a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Instruments to which Buyer is a party have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other parties hereto) will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms.

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5.2          No Conflict. Except as would not have or be reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Instruments to which it is or at the Closing will be a party, the execution and delivery by Buyer of this Agreement and the Ancillary Instruments to which it is or at the Closing will be a party and the transactions contemplated hereby and thereby by Buyer do not and will not (i) violate, conflict with or result in the breach of any provision of the organizational documents of Buyer, (ii) violate any Law or Order applicable to Buyer, or any of Buyer's assets, properties or business, or (iii) result in a breach of, constitute a default (or an event which, with or without the giving of notice or lapse of time or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, any contract to which Buyer is a party or is bound.

5.3          Consents and Approvals. The execution and delivery by Buyer of this Agreement and the Ancillary Instruments to which Buyer is, or at the Closing will be, a party do not, and the performance by Buyer of this Agreement and the Ancillary Instruments to which Buyer is, or at the Closing will be, a party and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not, with the exception of approvals required from the United States Department of Transportation, require any Governmental Authorization reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Instruments to which Buyer is, or at the Closing will be, a party.

5.4          Brokers. Neither Buyer nor any of its directors, officers, employees or Affiliates has employed any broker, finder, investment banker or Person fulfilling a similar role or has incurred or will incur any broker's, finder's or other similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement and the Ancillary Instruments for which Seller will be liable.

5.5          Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

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5.6          Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement. Proof of funds will be made available to the Seller 15 days prior to the Scheduled Closing Date.

5.7          Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of Songbird, results of operations, prospects, condition (financial or otherwise) or assets of Songbird, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Songbird for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, Songbird or any other Person has made any representation or warranty as to Seller, Songbird or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI      COVENANTS OF THE PARTIES

6.1          Conduct of Songbird Pending the Closing.

During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing:

(a)          Seller shall use its commercially reasonable efforts to preserve in all material respects the assets of Songbird; and

(b)          without limiting the generality of Section 6.1(a), Seller shall not cause Songbird to:

i.          sell, lease (as lessor), transfer or otherwise dispose of any assets or permit such assets to become subject to any Lien, other than Liens as a result of regulatory matters arising from events or circumstances occurring on or after the date hereof, or Liens that will be discharged and removed and not be enforceable against any asset of Songbird following the Closing;

ii.         solely with respect to any action which could have a material adverse effect on Buyer, or its operation, management or ownership of Songbird following the Closing, make or rescind any material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, Proceeding, arbitration, investigation, audit or controversy relating to Taxes, or, except as required by applicable Law or GAAP, make any material change to any of its methods of Tax accounting, methods of reporting income or deductions for Tax or Tax accounting practice or policy from those employed in the preparation of its most recent Tax Returns; of Buyer;

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iii.        enter into any Material Contract without the prior written consent of Buyer; or

iv.        agree or commit to do any of the foregoing.

6.2          Access. From the date hereof or such earlier date as Seller shall have received a non-disclosure agreement signed by Buyer until the Closing (or until earlier termination of this Agreement, Seller (i) shall give Buyer and its Representatives access to the records of Songbird in the digital due diligence “room” created by Seller (or to hard copy versions of such records, on request, and provided however that access to the proprietary manuals of Songbird shall be provided only upon Seller’s receipt of (a) this Agreement as signed by Buyer and (b) acknowledgment that the Purchase Deposit has become non-refundable and held by Seller, whereupon such manuals will be made available during normal Songbird hours in person at the Coral Gables office of Songbird) and (ii) shall cooperate reasonably with Buyer in its investigation of Songbird.

6.3          Employee Matters.

(a)          Hired Employees. Buyer shall have the right (in its sole and absolute discretion), but not the obligation, to offer employment, on an at-will basis, effective as of the Closing Date, to any or all current or former employees (employed since the date Seller acquired Songbird) of Songbird. In no event shall Buyer be obligated to hire or retain any current or former employee of Songbird for any period following the Closing, except as described hereinbelow in Section 6.3(e). Employees of Songbird who accept Buyer's offer of employment pursuant hereto and who commence employment with Buyer from and after the Closing Date shall be referred to herein as the "Hired Employees." Under no circumstances shall any individual employed or formerly employed by Songbird become an employee of Buyer unless such individual becomes a Hired Employee. Notwithstanding the foregoing, Buyer will not solicit for employment, either directly or indirectly, any employees of Songbird’s Affiliates.

(b)          Release of Hired Employees. With respect to each Hired Employee, effective as of the Closing, Seller shall be deemed to have waived and released each such individual from any and all contractual or common law provisions related to Songbird that are enforceable by Seller and restrict the employment activities or other conduct of such individuals related to Songbird after their termination of employment with Seller.

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(c)          No Transfer of Employees. Nothing herein shall be construed as transferring to Buyer (i) any Contract with any current or former employee of Songbird or for the employment of any Person or engagement of any independent contractor by Songbird or (ii) any rights or obligations Songbird may owe to or be owed by any current or former employee, officer, consultant, independent contractor or agent of Songbird.

(d)          No Third Party Beneficiaries. Nothing herein, express or implied, shall confer upon any employee or former employee of Songbird any rights or remedies (including any right to employment or continued employment for any specific period) of any nature or kind whatsoever, under or by reason of this Agreement. Seller and Buyer agree that the provisions contained herein are not intended to be for the benefit of or otherwise enforceable by, any third party, including any employee or former employee of Songbird.

(e)          Certain Employees. The Schedule of Certain Employees contains a true and complete list of the names and positions of the employees of Songbird who currently fill certain positions at Songbird. Seller will keep the requisite positions filled pending the Closing. It will be solely Buyer’s responsibility to retain the relevant employees following the Closing.

6.4          Further Assurances. Subject to the terms and conditions herein provided, following the Closing, Seller shall execute and deliver to Buyer such bills of sale, endorsements, assignments and other good and sufficient instruments of assignment, transfer and conveyance, in form and substance reasonably satisfactory to Seller and Buyer, as shall be reasonably necessary to vest in Buyer all of Seller's right, title and interest in and to the Shares or otherwise to carry out and give effect to the Transaction.

6.5          Notice of Events. During the period from the date of this Agreement until the Closing Date or the earlier termination of this Agreement, each party hereto shall promptly notify the other party hereto in writing as soon as such party becomes aware of the occurrence, or non-occurrence, of any event, condition or circumstance occurring at any time (whether before or after the date of this Agreement) which is material to Seller, Songbird, the Operating Certificates or the Transaction or which would reasonably be expected to delay or otherwise materially affect the consummation of the Transaction.

During the period from the date of this Agreement until the Closing Date or the earlier termination of this Agreement, each party will promptly advise the other party in writing if (a) any of the representations or warranties of the advising party is untrue or incorrect in any material respect, or (b) the advising party becomes aware of the occurrence of any event or state of facts that results in any of the representations and warranties of such party being untrue or incorrect if such party were making them then.

6.6          Corporate Name; Cessation of Use of Name.

(a)          Seller acknowledges and agrees that as of the Closing Date, as between Seller, on the one hand, and Buyer, on the other, Buyer shall have the sole, absolute and proprietary right to all names, marks, trade names, trademarks, service names and service marks (the "Names") incorporating "Songbird" and any derivative thereof and to all corporate symbols or logs incorporating "Songbird" and any derivative thereof.

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(b)          Following the Closing Date (a) Seller shall not use the name "Songbird" or any derivative thereof or any logos incorporating such name, and all such Names, shall be solely owned by, and vested with, Buyer, free and clear of all Liens and Claims.

6.7          Articles and Bylaws. Prior to Closing, Seller shall provide Buyer with true and complete copies of Songbird’s Articles of Incorporation and Bylaws.

6.8          Aircraft Lease Agreement. Buyer and Seller acknowledge and agree that the Aircraft Lease Agreement shall govern the Aircraft from and after Closing and supersede the previous aircraft lease agreement in respect of the Aircraft. Buyer shall ensure that Songbird meets its obligations under the Aircraft Lease Agreement from and after Closing hereunder. Buyer shall also pay AerSale 25417 LLC before Closing: (a) the cost of the C Check to be performed on the Aircraft around the time of Closing (to be paid before induction into the C Check), (b) all other mutally agreed expenses set forth in the Delivery Workscope of the Aircraft Lease Agreement (the expenses set forth in this 6.8 (b) shall be paid 50% prior to commencement of the workscope and 50% upon completion of same, and shall be reimbursed by AerSale 25417 LLC to Buyer upon Closing), and (c) the Security Deposit under, and as per the provisions of, the Aircraft Lease Agreement.

6.9          Seller and Buyer agree to work diligently and in good faith to close the Transaction by the Scheduled Closing Date, and in all events on or before noon (eastern daylight time) on October 31, 2017, in accordance with the terms hereof (including as this Agreement may be amended in writing).

ARTICLE VII     CONDITIONS TO OBLIGATIONS OF THE PARTIES

7.1          Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer in Buyer's sole discretion) at or prior to the Closing of each of the following conditions:

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(a)          Title to Shares. At Closing, (i) the Shares of Songbird transferred to Buyer pursuant to this Agreement will be free and clear of all Liens and Claims, (ii) except as may be the case in respect of the period prior to when Seller acquired the Shares (and noting that the confirmation order issued by the bankruptcy court has extinguished and discharged all of the following instruments, agreements and understanding arising during such prior period), there will be no (w) outstanding securities convertible or exchangeable into shares of capital stock or equity interests of Songbird; (x) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating Songbird to issue, transfer, repurchase, redeem, acquire or sell any shares of its capital stock or other equity securities; (y) voting trusts or other agreements or understandings to which Songbird is a party or by which Songbird is bound with respect to the voting, transfer or other disposition of its shares of capital stock or other equity securities; or (z) outstanding or authorized equity appreciation, phantom equity or similar rights with respect to Songbird, and (iii) no registration rights will be outstanding with respect to Songbird's securities.

(b)          Title to Assets. Seller shall have good and valid title to all assets and properties of Songbird (including the Operating Certificates, Intellectual Property and Books and Records), free and clear of all Liens and, as of the Closing Date, all of such assets and properties will vest with Buyer free and clear of all Liens and Claims.

(c)          Performance of Obligations. Seller shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date.

(d)          No Violation of Law or Orders. No provisions of any applicable Law or Order enacted, entered, promulgated, enforced or issued by any Governmental Unit shall be in effect that prevents, renders illegal or otherwise prohibits the sale and purchase of the Shares or any of the other transactions contemplated by this Agreement.

(e)          No Termination of Operating Certificates. The Operating Certificates shall not have been cancelled, revoked or terminated, and Seller shall not have received from the FAA, the DOT or any other Governmental Unit any notice of cancellation, revocation or termination with respect to any of the Operating Certificates.

(f)          Secretary’s Certificate. Buyer’s receipt of Seller’s Secretary’s Certificate certifying as to copies of Seller’s Certificate of Incorporation, Bylaws, Resolutions approving the Transaction, and Good Standing Certificate, and as to the incumbency of the relevant signatories.

7.2          Conditions Precedent to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller in its sole discretion) at or prior to the Closing of each of the following conditions:

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(a)          Performance of Obligations. Buyer shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by it prior to or on the Closing Date.

(b)          No Violation of Law or Orders. No provisions of any applicable Law or Order enacted, entered, promulgated, enforced or issued by any Governmental Unit shall be in effect that prevents, renders illegal or otherwise prohibits the sale and purchase of the Shares or any of the other transactions contemplated by this Agreement.

(c)          Lease Related Payments. Buyer shall have paid to Seller the cost of the C Check to be performed on the Aircraft around the time of Closing, the cost of other pre-delivery work agreed between AereSale and Buyer, and Security Deposit under the Aircraft Lease Agreement.

(d)          Secretary’s Certificate. Seller’s receipt of Buyer’s Secretary’s Certificate certifying as to copies of Buyer’s Certificate of Incorporation, Bylaws, Resolutions approving the Transaction, and Good Standing Certificate, and as to the incumbency of the relevant signatories.

7.3         Regulatory Matters. For the sake of clarity, and notwithstanding anything to the contrary herein, Buyer shall bear all risk of continued regulatory approval to operate Songbird post-Closing, including without limitation as to DOT and/or FAA authorizations and/or certificates to operate Songbird in air transportation in any manner. The Closing shall not be subject to Buyer’s prior receipt of any indication from the DOT or FAA or otherwise as to the acceptability of Buyer as an owner of Songbird. Upon full execution and delivery of this Agreement and before Closing, Buyer may file with the DOT a notice of change of ownership.

ARTICLE VIII   TERMINATION

8.1          Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)          By Buyer:

i.            if any Order restraining, prohibiting or enjoining Seller from consummating the Transaction shall have been entered and such Order shall have become a final Order at any time before the earlier of the Closing or October 31, 2017;

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ii.         at any time after October 31, 2017, if the Closing shall not have occurred solely because there shall have been a material breach by Seller of any of its representations, warranties, covenants, obligations or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.1, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) days after written Notice thereof shall have been received by Seller, and in any event not cured on or before October 31;

iii.        upon receipt of a copy of Buyer’s written notice of termination to Seller pursuant to paragraphs 8.1(a)i. or (a)ii. above, Seller shall pay to Buyer the Purchase Deposit, and the Escrow Agent shall pay to Buyer the balance of funds held by the Escrow Agent pursuant to the Escrow Agreement, after deducting Buyer’s half of the escrow fee charged by the Escrow Agent in connection with the Escrow Agreement in the event that such half shall not have already been paid separately by Buyer.

(b)          By Seller:

i.          if any Order restraining, prohibiting or enjoining Buyer from consummating the Transaction shall have been entered and such Order shall have become a final Order at any time before the earlier of the Closing or October 31, 2017;

ii.         at any time after October 31, 2017, unless the Closing shall not have occurred solely because there shall have been a material breach by Seller of any of its representations, warranties, covenants, obligations or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.1, and such breach shall not have been cured on or before October 31, 2017;

iii.        if there shall have been a material breach by Buyer of any of its representations, warranties, covenants, obligations, or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) days after written Notice thereof shall have been received by Buyer and in any event not cured on or before October 31, 2017;

iv.        upon receipt of a copy of Seller’s written notice of termination to Buyer pursuant to paragraphs 8.1(b)i., ii. or iii. above, the Escrow Agent shall pay to Buyer the balance of any funds held by the Escrow Agent pursuant to the Escrow Agreement, after deducting Buyer’s half of the escrow fee charged by the Escrow Agent in connection with the Escrow Agreement, in the event that such half shall not have already been paid separately by Buyer.

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8.2          Consequences of Termination. If this Agreement is terminated under and in accordance with Section 8.1, this Agreement will thereafter become void and have no further force and effect and all further obligations of Seller and Buyer to each other under this Agreement will terminate without further obligation or liability of Seller or Buyer to the other, except that:

(a)          each party will return or destroy all documents, work papers and other material of any other party relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same;

(b)          Notwithstanding the foregoing, this Section 8.2, Section 10.1 (Expenses), Section 10.4 (Notices), Section 10.5 (Choice of Law), Section 10.10 (Jurisdiction), Section 10.11 (Waiver of Right to Trial by Jury), Section 10.12 (Beneficiaries) and Section 10.14 (Preparation of this Agreement) shall survive any such termination of this Agreement.

ARTICLE IX      INDEMNIFICATION

9.1          Indemnification by Seller. Seller shall pay, reimburse, indemnify, and hold harmless Buyer, and its respective officers, shareholders, successors, and permitted assigns from and against any and all claims, suits, actions, assessments, losses, diminution in value, liabilities, Taxes, fines, penalties, damages (compensatory, consequential, direct, indirect, and other), costs, and expenses (including reasonable legal fees) (“Losses”) that arise in the absence of a third-party claim in connection with or resulting from:

(a)          All debts, liabilities, and obligations of Seller or Songbird, of any kind or character whatsoever to the extent existing or arising from facts and circumstances in existence at or before the Closing, except for those relating to the period prior to Seller’s acquisition of Songbird;

(b)          Any inaccuracy in any representation or breach of any warranty of the Seller contained in this Agreement (whether at the date of this agreement or the Closing Date); or

(c)          Seller’s failure to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by Seller under this Agreement.

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9.2          Indemnification by Buyer. Buyer shall pay, reimburse, indemnify, and hold harmless Seller, and its respective officers, shareholders, successors, and permitted assigns from and against any and all Losses that arise in the absence of a third-party claim, in connection with or resulting from:

(a)          All debts, liabilities, and obligations of Buyer or Songbird, of any kind or character whatsoever to the extent existing or arising from facts and circumstances in existence (i) after the Closing or (ii) relating to the period prior to Seller’s acquisition of Songbird;

(b)          Any inaccuracy in any representation or breach of any warranty of the Buyer contained in this Agreement (whether at the date of this agreement or the Closing Date); or

(c)          Buyer’s failure to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by Buyer under this Agreement.

9.3          Indemnification for Taxes. Seller agrees:

(a)          to pay, reimburse, indemnify, and hold harmless Buyer and its respective officers, members, successors, and permitted assigns from and against any and all Taxes imposed upon Seller payable with respect to, and any and all other Losses arising out of or in any manner incident, related, or attributable to Taxes imposed upon Seller payable with respect to, or tax returns required to be filed by Seller with respect to any taxable year (or other applicable reporting period) of Seller ending on or before the Closing Date, except for (i) Losses arising from transactions occurring after the Closing and (ii) Losses arising from Taxes or transactions relating to the period prior to Seller’s acquisition of Songbird.

(b)          To prepare or cause to be prepared all Tax Returns of Seller and/or Songbird for any tax period of Seller preceeding the Closing Date (including amended Tax Returns) except in respect of any period prior to Seller’s acquisition of Songbird.

ARTICLE X       MISCELLANEOUS

10.1        Expenses. Except as otherwise expressly set forth in this Agreement and whether or not the transactions contemplated hereby are consummated, each party hereto shall bear all costs and expenses incurred or to be incurred by such party in connection with this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, the parties shall each pay half of the escrow fee charged by the Escrow Agent in connection with the Escrow Agreement.

10.2        Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller without the prior written consent of Buyer, or by Buyer without the prior written consent of Seller. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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10.3        Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of Seller and Buyer, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein. Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of either Seller or Buyer (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any Affiliate of either Seller or Buyer, nor any Representative, or controlling Person of each of the parties hereto and their respective Affiliates, shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby.

10.4        Notices. All notices, demands, requests, consents, approvals or other communications (collectively, "Notices") required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served, delivered by a nationally recognized overnight delivery service with charges prepaid, or transmitted by hand delivery, electronic mail, or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written Notice. Notice shall be deemed given on the date of service or transmission if personally served, transmitted by electronic mail or transmitted by facsimile with confirmation of receipt; provided, that if delivered or transmitted on a day other than a Business Day or after normal business hours, notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely deposit of such Notice with an overnight delivery service:

If to Buyer:	Baltia Air Lines, Inc. (d/b/a USGlobal Airways) Attention: Sheryle Milligan Hangar G, 169 NY-17K, Suite U-14, Newburgh, New York 12550
With a copy to:	Kelsey Law Group, P.C. 835 Willow Run Airport Ypsilanti, Michigan 48198 Attention: George Kelsey Fax: (734) 484-4965 Email: gkelsey@kelseylaw.com

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If to Seller:	AerLine Holdings Inc. 121 Alhambra Plaza, Suite 1700 Coral Gables, FL 33134 Attention: Mr. Nicolas Finazzo Fax: (305) 529-6686 Email: nfinazzo@aersale.com
With a copy to:	AerSale, Inc. 121 Alhambra Plaza, Suite 1700 Coral Gables, FL 331334 Attention: Chief Legal Officer Fax: (305) 529-6686 Email: legal@aersale.com

Rejection of or refusal to accept any Notice, or the inability to deliver any Notice because of changed address of which no Notice was given, shall be deemed to be receipt of the Notice as of the date of such rejection, refusal or inability to deliver.

10.5        Choice of Law. This Agreement shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the substantive laws of the State of New York, without giving effect to any provision thereof that would require the application of the substantive laws of any other jurisdiction.

10.6        Entire Agreement; Amendments and Waivers. This Agreement and all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all other prior agreements, representations, warranties, understandings, negotiations, and discussions, whether oral or written, of the parties. This Agreement may be amended, supplemented or modified, and any of the terms, covenants, representations, warranties or conditions may be waived, only by a written instrument executed by Buyer and Seller, or in the case of a waiver, by the party waiving compliance. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

10.7        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts to this Agreement may be delivered via facsimile. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

10.8        Invalidity. If any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, the parties shall use their reasonable efforts, including the amendment of this Agreement, to ensure that this Agreement shall reflect as closely as practicable the intent of the parties hereto on the date hereof.

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10.9        Headings. The table of contents and the headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

10.10      Jurisdiction. Each party to this Agreement irrevocably agrees that any legal action or proceedings in connection with this Agreement which is expressed to be governed by New York law, against either party or any of its assets may be brought in the Southern District of New York, which shall have jurisdiction to settle any disputes arising out of or in connection with this Agreement and each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the Federal court in the Southern District of New York. Each party to this Agreement irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in the New York courts and any claim it may now or hereafter have that any action or proceeding has been brought in an inconvenient forum.

10.11      WAIVER OF RIGHT TO TRIAL BY JURY. SELLER AND BUYER HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

10.12      Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement, except as expressly provided herein.

10.13      Counting. If the due date for any action to be taken under this Agreement (including the delivery of notices) is not a Business Day, then such action shall be considered timely taken if performed on or prior to the next Business Day following such due date.

10.14      Preparation of this Agreement. Buyer and Seller hereby acknowledge that (i) Buyer and Seller jointly and equally participated in the drafting of this Agreement and all other agreements contemplated hereby, (ii) Buyer and Seller have been adequately represented and advised by legal counsel with respect to this Agreement and the transactions contemplated hereby, and (iii) no presumption shall be made that any provision of this Agreement shall be construed against either party by reason of such role in the drafting of this Agreement and any other agreement contemplated hereby.

10.15      Confidentiality; Disclosure. Buyer and Seller agree to keep the terms of this Agreement confidential except as provided herein. The parties agree to cooperate with respect to and provide the necessary disclosures to the DOT prior to closing, and any other third party disclosures required to effect the Transaction. Any public announcements prior to or within 10 days after closing shall be mutually agreed by the parties hereto, unless required by other governing agencies, such as the Security Exchange Commission. Buyer will give Seller reasonable prior notice of any such required filing and of the date on which it will become public information.

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[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, this Stock Purchase Agreement has been duly executed and delivered by respective duly authorized officers of Seller and Buyer as of the date first above written.

SELLER:

AERLINE HOLDINGS INC.

By:	/s/ Nicolas Finazzo
Name: Nicolas Finazzo
Title: Chief Executive Officer

BUYER:

BALTIA AIR LINES, INC. (d/b/a USGlobal Airways)

By:	/s/ Anthony D. Koulouris
Name: Anthony D. Koulouris
Title: Chairman, President & Chief Executive Officer

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